UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	September 29, 2021

Accelerate Diagnostics, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

001-31822	84-1072256
(Commission File Number)	(IRS Employer Identification No.)

3950 South Country Club Road, Suite 470, Tucson, Arizona	85714
(Address of principal executive offices)	(Zip Code)

(520) 365-3100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value per share	AXDX	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

On September 29, 2021 and September 30, 2021, Accelerate Diagnostics, Inc. (the “Company”) closed certain of its previously announced privately negotiated exchanges (the “Exchange Transactions”) with certain holders of its 2.50% Convertible Senior Notes due 2023 (the “Notes”). In connection with the closing of these Exchange Transactions, certain holders exchanged approximately $46 million in aggregate principal amount of Notes, and the Company issued an aggregate of 5,945,718 shares of its common stock to such holders.

For additional information regarding the Exchange Transactions and the related exchange agreements, see the Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 23, 2021.

Additionally, on September 30, 2021, the Company closed the remaining third tranche of its previously announced private placement offering (the “Private Placement”) of shares of the Company’s common stock. In connection with the closing of the third tranche of the Private Placement, the Company issued an aggregate of 67,276 shares of its common stock for proceeds of approximately $0.5 million.

For additional information regarding the Private Placement and the related securities purchase agreement, see the Current Reports on Form 8-K filed with the SEC on December 28, 2020, February 23, 2021, April 14, 2021 and September 23, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCELERATE DIAGNOSTICS, INC.
(Registrant)
Date: September 30, 2021
/s/ Steve Reichling
Steve Reichling
Chief Financial Officer